Exhibit 10.10

CONFIDENTIAL

Fidelity National Financial, Inc.
601 Riverside Ave.
Jacksonville, FL 32204

May 24, 2017

CF Corporation

1701 Village Center Circle

Las Vegas, Nevada 89134

Ladies and Gentlemen:

This letter (the “Fee Letter”) sets forth certain provisions in relation to the commitment made by Fidelity National Financial, Inc. (“FNF”) in those equity commitment letters of even date herewith (the “FNF Commitment Letters”) between FNF and CF Corporation, a Cayman Islands exempted corporation (“CF Corp”). Each capitalized term used but not defined in this Fee Letter will have the meaning ascribed to it in the FNF Commitment Letters or the Merger Agreement, except as otherwise provided below.

1.          Fees and Expenses. As consideration for the Commitments contemplated to to be allocated to preferred shares of CF Corporation under the FNF Commitment Letters and the Investor Agreement of even date herewith by and among CF Corporation, Blackstone Tactical Opportunities Fund II. L.P., GSO Capital Partners LP and FNF (the “Preferred Equity”), you agree to pay (or cause to be paid) to FNF (or to one or more Affiliates designated by FNF), the following fees on the Closing Date :

a.	(x) the original issue discount of $2,000,000 (the “OID”), and (y) penny warrants, attached to the Preferred Equity issued in relation to the aggregate Commitment made by FNF pursuant to the FNF Commitment Letters, that are convertible, in the aggregate, for 1.2% of the common shares of CF Corp (on a fully diluted basis) (the “Investment Warrants”);

b.	whether or not the equity described in clause 1(a)(y) of the FNF Commitment Letters (the “Backstop Equity”) is funded, a commitment fee (the “Commitment Fee”) of $2,925,000; and

c.	if, and to the extent, any amount of the Backstop Equity is funded, (x) a funding fee (the “Funding Fee”, and together with the OID and the Commitment Fee, the “Closing Payments”) in an amount equal to 0.5% of the amount of the Backstop Equity that is funded, and (y) penny warrants attached to the Preferred Equity issued in relation to such Backstop Equity that are convertible, in the aggregate, for the result of (1) the proportion of the Backstop Equity that is funded, and (2) 1.5% of the common shares of CF Corp (on a fully diluted basis) (the “Backstop Warrants”, and together with the Investment Warrants, the “Warrants”).

A-1

You agree that, once paid, the Closing Payments and Warrants or any part thereof payable hereunder shall not be refundable under any circumstances, except as otherwise agreed in writing. The Closing Payments payable hereunder shall be paid as a reduction of the purchase price payable by FNF for the Preferred Equity on the Closing Date under the FNF Commitment Letters), and the Closing Payments and Warrants will not be subject to reduction by way of set-off counterclaim and shall be in addition to the obligation to reimburse our expenses as set out in the immediately following paragraph.

Whether or not the Closing Date occurs, CF Corp shall promptly pay or reimburse FNF for the fees and expenses of counsel to FNF incurred in connection with FNF’s anticipated purchase of the Preferred Equity, including the negotiation, preparation, execution and delivery of this Fee Letter, the FNF Commitment Letters and the definitive documentation for the Merger and the completion of the transactions contemplated hereby and thereby.

2.          Rights of First Offer. If any parties to Forward Purchase Agreements exercise their rights of first offer thereunder and are to be issued any amount of penny warrants, CF Corp will increase the number of Warrants to be issued to FNF hereunder so as to result in FNF receiving Warrants that will convert into the same proportion of the common stock of CF Corp (on a fully diluted basis) that the Warrants issuable hereunder would have converted but for the exercise of such rights of first offer.

3.          No Modification; Entire Agreement. This Fee Letter may not be amended or otherwise modified without the prior written consent of each party hereto. This Fee Letter constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, among us and any of our Affiliates, and each of you and any of your Affiliates (other than the FNF Commitment Letters). You agree that no changes to the transaction structure as set out in the Structure that are adverse to FNF shall be made thereto without the prior written consent of FNF.

4.          Governing Law; Consent to Jurisdiction; Waiver of Jury Trial

(a)          This Fee Letter, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relating to this Fee Letter or the negotiation, execution or performance of this Fee Letter (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Fee Letter) shall be governed by and construed in accordance with the Laws of the State of Delaware, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.

(b)           Each of the parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction and venue of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter), or if the Superior Court of the State of Delaware does not have jurisdiction, any federal court of the United States of America sitting in the State of Delaware) (“Delaware Courts”), and any appellate court from any decision thereof, in any Action arising out of or relating to this Fee Letter, including the negotiation, execution or performance of this Fee Letter and agrees that all claims in respect of any such Action shall be heard and determined in the Delaware Courts, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Fee Letter or the negotiation, execution or performance of this Fee Letter in the Delaware Courts, including any objection based on its place of incorporation or domicile, (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)          EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISE OUT OF OR RELATED TO THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY HEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS LETTER AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (I) NEITHER THE OTHER PARTIES NOR THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 4(c). ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS LETTER AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

5.          Equitable Relief. FNF shall, without prejudice to any rights to judicial relief it may otherwise have, be entitled to equitable relief, including injunction and/or specific performance, in the event of any breach or threatened breach of the provisions of this Fee Letter. You each agree that it and its Representatives will not oppose the granting of such relief on the basis that FNF has an adequate remedy at law and agree to waive any requirement for the securing or posting of a bond in connection with FNF’s seeking or obtaining such relief.

6.          Counterparts. This Fee Letter may be executed in any number of counterparts (including by facsimile or electronic transmission in “portable document format”), and all such counterparts shall together constitute one and the same agreement.

7.          No Third Party Beneficiaries. The parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto and its successors and permitted assigns, in accordance with and subject to the terms of this Fee Letter, and nothing in this Fee Letter, express or implied, is intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder or any rights under this Fee Letter.

8.          Confidentiality. This Fee Letter is being provided to you solely in connection with the FNF Commitment Letter and the Merger Agreement. This Fee Letter may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of FNF; provided, that no such written consent shall be required (a) for any disclosure of the existence or terms of this Fee Letter to a party’s Representatives with a need to know in connection with the transactions contemplated by the FNF Commitment Letters or Merger Agreement, (b) to the extent required by applicable Law, the applicable rules of any national securities exchange or if required or requested in connection with any required filing or notice with any Governmental Authority relating to the transactions contemplated by the Merger Agreement or (c) to enforce the rights and remedies under this Fee Letter.

9.          Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Fee Letter.

10.         Waiver. No failure or delay by FNF in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

11.         Severability. If any provision of this Fee Letter (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances. Notwithstanding the foregoing, the parties intend that the remedies and limitations thereon contained in this Fee Letter be construed as an integral provision of this Fee Letter and that such remedies and limitations shall not be severable in any manner that increases liability or obligations hereunder of either party hereto.

12.         Assignment. Neither this Fee Letter nor any of the rights, interests or obligations under this Fee Letter shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Any purported assignment in violation of this Section 12 shall be null and void.

Sincerely,

FIDELITY NATIONAL FINANCIAL, INC.

By:	/s/ Michael L. Gravelle
	Name:	Michael L. Gravelle
	Title:	Executive Vice President, General Counsel and Corporate Secretary

Agreed to and accepted:

CF CORPORATION

By:	/s/ Douglas B. Newton
	Name:	Douglas B. Newton
	Title:	Chief Financial Officer